EXHIBIT 10.12

March 19, 2024

Services Agreement

This Financial Services Agreement (“Agreement”) is entered into by and between:

a)	Impact Solve, LLC (“Impact Solve”), a Washington Limited Liability Company; and
b)	ENDRA Life Sciences Inc. (“Client”); collectively referred to as (“Parties”).

I. TERM

1.1	This Agreement is effective as of March 25, 2024 and shall be effective for a period of six (6) months. This agreement is renewable and amendable by mutual agreement.
1.2	Either party may terminate this Agreement, at any time for any reason, by giving thirty (30) days advance written notice to the other party.
1.3	Additionally, either party may terminate this Agreement based on the terms specified in Section IX, titled Termination.

II. SERVICES

2.1

Subject to the terms of this Agreement, Impact Solve shall perform certain employer related Fractional Finance and Accounting Services (“Services”) for and on behalf of Client. At no time shall Impact Solve be considered an employer of Client’s employees. All Services shall be provided according to the information obtained from Client, Such Services shall strictly relate to Client’s duties as an employer and shall be limited to the following:

a.	Fractional Finance and Accounting Services as identified in the role description (Addendum).
b.	Periodic reporting (weekly) of Impact Solve activities and deliverables

III. OBLIGATIONS OF CLIENT

3.1	Client agrees to provide Impact Solve with all the necessary information to perform the Services outlined in Section 2 of this Agreement.
3.2

Impact Solve will not exercise any authority over the employees of Client and assumes no liability as an employer. The employees are not beneficiaries of this Agreement. Client is ultimately responsible for its employees.

3.3	Client shall have sole responsibility for:
	a.	the direction and control of Client employees;
	b.	the direction and control over the adoption of finance and accounting policies.
3.4

Non-Solicitation. During the period beginning immediately and ending on the second anniversary of the termination or expiration of this Agreement in accordance with its terms, Client agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit or accept for employment any persons employed or contracted by Impact Solve during such period. A violation of this provision may be remedied by injunction and an action for damages.

IV. FEES; PAYMENTS

4.1.

Client agrees to pay Impact Solve a monthly fee as set forth in Schedule A to this Agreement. Payment is due at the commencement of each monthly service agreement and is payable via ACH to Impact Solve’s commercial banking partner.

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4.2.	Client shall pay Impact Solve those amounts set forth in this Agreement. In addition, Client will reimburse Impact Solve its pre-approved (by the Client) cost for fees incurred on Client’s behalf, including travel expenses required to complete objectives.
4.3.	The rates specified in this Agreement are subject to change at any time with written notification to the Client if the parties agree to project scope changes.
4.4.	Client shall pay all invoices upon receipt. Invoices that are not paid within 15 days of submission to Client are past due. All past due amounts bear interest at the lesser rate of the maximum amount allowed by law, or one and a half percent (1.5%) per month, compounded monthly. Client shall reimburse Impact Solve for all fees, costs, charges and expenses, including attorney's fees and costs of collection, incurred in the collection of amounts due hereunder.
4.5.	Client warrants that it will execute any documents required by Impact Solve to perform its obligations under this Agreement.

V. INDEMNITY

5.1.	Impact Solve shall indemnify, defend and hold harmless Client, and its officers, directors and shareholders (“Client Indemnitees”) from liability, expense (including attorney’s fees and costs of litigation) and claims for damages that are based on: (i) Impact Solve’s failure to perform Services as required by this Agreement; (ii) Impact Solve’s failure to comply with applicable laws and/or regulations governing the Services provided under this Agreement; and (iii) Gross negligence on the part of Impact Solve and/or its employees; however, Impact Solve’s obligations in this Section shall be expressly limited to Impact Solve’s sole negligence and shall not extend to contributory negligence. This indemnity expressly excludes and does not cover claims based on, related to, or arising out of any acts, errors, omissions or conduct of Client and/or Client’s employees.
5.2.	Client shall indemnify, defend and hold harmless Impact Solve, and its officers, directors and shareholders (“Impact Solve Indemnities”) from liability, expense (including attorney’s fees and costs of litigation) and claims for damages which Impact Solve and/or Impact Solve Indemnities may incur, suffer, become liable for or which may be asserted and which are based on: (i) any acts other than those stated in paragraph 5.1 above; (ii) the employment responsibilities of Client; (iii) Clients failure to comply with any laws, rules, regulations and/or ordinances; (iv) claims by employees; (v) Client’s products, goods or services; any motor vehicle that is owned, borrowed or used by Client or by Client’s employees; the activities, conduct, errors or omissions of Client’s employees; any premises, property, machinery, equipment, or facilities owned, used, rented, leased or borrowed by Client or Client’s employees; employment related claims asserted by Client’s employees; the use, production, sale or disposal of hazardous or dangerous chemicals, materials or products by Client; or any other claim, demand, investigation, audit or suit by any employee, any government agency, or any third party.
5.3.	All indemnities provided herein shall be deemed to be contractual in nature and shall survive the termination or breach of this Agreement, by any party for any reason.

VI. GENERAL TERMS

6.1.	In the event of any legal dispute arising from or relating to this Agreement, the prevailing party in such action shall be entitled to collect reasonable attorney's fees and expenses in addition to any award resulting therefrom.
6.2.	This Agreement, signed by Impact Solve and Client, constitutes the entire agreement between Impact Solve and Client. There are no other representations, whether oral or written, relied upon by Client. This Agreement can only be amended by written agreement of both parties.
6.3.	This Agreement shall be construed and enforced under the Federal Arbitration Act, and the laws of the United States and of the State of Texas, other than conflicts of law rules which shall not apply. Venue for any dispute between Client and Impact Solve shall be Tarrant County, Texas.

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6.4.	Failure to enforce any provision contained herein shall not serve to waive either of the parties' rights to recovery or enforcement at any other time, or in any way serve to modify or alter the provisions of this Agreement.
6.5.	If any provision of this Agreement should be held invalid, the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purpose of this Agreement. The agreement to arbitrate constitutes an independent agreement of the parties and is intended by the parties to be enforceable without regard to whether this Agreement has been materially breached by any party.
6.6.	Neither Impact Solve nor Client shall be required to perform any term, condition or covenant of this Agreement in the event that such performance is delayed or prevented by Force Majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Impact Solve or Client, and which with the exercise of due diligence, Impact Solve or Client is unable, wholly or in part, to prevent or overcome.

VII. NOTICES

7.1.

All notices, requests and communications permitted or required hereunder ("Notice") shall be in writing and hand delivered or mailed by United States registered, certified or express mail, return receipt requested, and addressed to the party's principal place of business as indicated in Schedule A to this Agreement, or to such other address as either party may have furnished to the other in writing. Notice is deemed given on the date of actual delivery unless Notice is mailed. If Notice is mailed, Notice is deemed given either five (5) days after the date on which the envelope containing the Notice is deposited in the United States mail, properly addressed and with sufficient postage prepaid, or upon the actual date of receipt, whichever is earlier.

VIII. ARBITRATION

8.1	All disputes between Impact Solve and Client shall be resolved exclusively through arbitration under the Federal Arbitration Act, and administered by the American Arbitration Association under its Commercial Arbitration Rules. The decision of the arbitrator shall be final and binding, and may be enforced by any court with jurisdiction. The arbitrator shall be bound by the substantive law and law of remedies of the United States and of the State of Texas. The arbitrator shall apply recognized privileges and exemptions from discovery. The parties agree to engage in reasonable pre-hearing discovery. The parties intend this agreement to arbitrate to be an independently enforceable agreement to arbitrate all disputes and that this agreement to arbitrate shall survive the expiration, breach or termination of this Agreement.
8.2	The arbitrator shall have the authority to enter interim or preliminary relief. In cases in which interim or temporary relief is sought, a party may demand arbitration and seek the interim or temporary relief prior to participating in mediation.

IX. TERMINATION

9.1.

Except as otherwise expressly provided in this Agreement, in the event of a breach of any term(s) of this Agreement, the non-breaching party must provide written notice to the other party and allow a fourteen (14) day cure period. Provided that such party fails to cure the breach, this Agreement may be cancelled by providing written notice as prescribed in Paragraph 1.2 of this Agreement.

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X. AUTHORITY TO EXECUTE

10.1.

The parties each represent, covenant, and warrant that each has actual authority and power to enter into this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of Client represents, warrants and guarantees that he or she has full authority to do so. This Agreement is binding upon Impact Solve only if signed by the President of Impact Solve.

Agreed:

ENDRA Life Sciences Inc.		Impact Solve, LLC

/s/ Francois Michelon		/s/ Richard Jacroux
Signature		Signature

By:	Francois Michelon	By:	Richard Jacroux
Title:	Chief Executive Officer	Title:	President

Date:	22/03/2024	Date:	22/03/2024

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SCHEDULE A: PROJECT PRICING AND BILLING

This Fractional Finance and Accounting Agreement includes all of the services mentioned in this Statement of Work. The cost for this project includes all consultant time to accomplish the specified services and projects.

Travel is billed to the client ‘at cost’ and is due upon billing.

Cost: $8,650 monthly, subject to 50% fraction of a full-time consultant

Agreement to the “Statement of Work” is indicated by signature of authorized agents from both IMPACT SOLVE and Client.

EXECUTED BY THE PARTIES HERETO on 22/03/2024.

Impact Solve		Client: ENDRA Life Sciences

/s/ Richard Jacroux		/s/ Francois Michelon
Richard Jacroux President		Francois Michelon Chief Executive Officer

By:	Francois Michelon	By:	Richard Jacroux
Title:	Chief Executive Officer	Title:	President

22/03/2024 Date		22/03/2024 Date

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Addendum: Scope of Responsibilities

Essential Duties and Responsibilities:

•	Oversees and directs treasury, budgeting, audit, tax, accounting, purchasing, real estate, long range forecasting, and insurance activities for the organization.
•	Creates and implements policies, procedures and computer applications necessary to maintain proper records and to afford adequate accounting controls and services.
•	Responsible as the custodian of funds, securities, and assets of the organization.
•	Appraises the organization's financial position and issues periodic reports on organization's financial stability, liquidity, and growth.
•	Co-manages the Company's Annual Shareholder Meeting planning and execution with the CEO.
•	Leads quarterly Audit Committee meetings with ENDRA's Board and CEO.
•	Directs and coordinates the establishment of budget programs. Coordinates tax reporting programs in U.S and international markets (with assistance from international market service providers)
•	Coordinates US, Canadian and European operations to ensure compliance with applicable accounting standards, tax laws, local regulations and reporting requirements
•	Leads the transfer pricing strategy and implementation to optimize international operations and minimize tax risks
•	Monitors and analyzes insurance coverage to mitigate risk and maintain adequate protection
•	Manages relationships with external auditors, regulators, and financial institutions
•	Oversees payroll services and activities.
•	Oversees bookkeeping and accounting processes and vendors.
•	Analyzes, consolidates, and directs all cost accounting procedures together with other statistical and routine reports.
•	Oversees and directs the preparation and issuance of regulatory filings and reports to the Securities and Exchange Commission (SEC), and other bodies as needed. Works closely with ENDRA's legal team, auditors and investor-relations partners.
•	Directs and analyzes studies of general economic, business, and financial conditions and their impact on the organization's policies and operations.
•	Analyzes operational issues impacting functional groups and the whole institution, and determines their financial impact.
•	If not located in Ann Arbor, must be able to travel overnight on a monthly basis
•	Supports the CEO with relationships with stockholders, financial institutions, and the investment community.

Other duties as assigned

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